Exhibit 10.14

SECOND PROMISSORY NOTE MODIFICATION AGREEMENT

THIS SECOND PROMISSORY NOTE MODIFICATION AGREEMENT (this “Second Modification”), dated this 4th day of March, 2022 (the “Effective Date”), is entered into by GB SCIENCES, INC. (the “Company”), and 483 MANAGEMENT, LLC (“483”). Hereinafter the Company and 483 are sometimes referred to jointly as the “Parties”.

WHEREAS, 483 is the holder of that certain Promissory Note issued by the Company, in the principal amount of $700,000, dated October 23, 2017 (the “Note”);

WHEREAS, on August 10, 2020, the Parties entered into a Promissory Note Modification Agreement (the “First Modification”), which modified certain terms and conditions of the Note. Hereinafter the Note and the First Modification are sometimes referred to jointly as the “Prior Loan Documents”; and

WHEREAS, the Parties now desire to enter into this Second Modification for the purpose of modifying the terms and conditions of the Prior Loan Documents.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Prior to giving effect to this Second Modification, the amount owed by the Company under the Prior Loan Documents as of the Effective Date, including without limitation, all principal and accrued interest, is $199,030.00 (the “Prior Balance Owed”).

2.	The Prior Balance Owed by the operation of this Second Modification is hereby reduced to $179,127.00 (the “New Balance Owed”).

3.	The Company shall make a payment in the amount of $75,000.00 on or before March 4, 2022, which shall reduce the amount of the New Balance Owed in the amount of $75,000.00.

4.	Following the reduction of the New Balance Owed in the amount of $75,000.00 by said payment, interest shall accrue on the New Balance Owed at the rate of 8% per annum.

5.

The Company shall also make monthly payments on the New Balance Owed in the amount of $5,000.00 per month beginning on April 1, 2022, and continuing on the first day of each month thereafter until the New Balance Owed is paid in full. Each monthly payment shall first be applied to accrued interest and then to principal.

6.	Unless the Company is more than 30 days in arrears on any monthly payment, it is not reasonable for 483 to believe that the prospect of payment is impaired.

7.	Any discrepancy between any provision in this Second Modification and any provision in the Prior Loan Documents shall be resolved in favor of the provision in this Second Modification.

8.

This Second Modification shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within the State of Nevada, and any action based upon this Second Modification shall be brought in the United States federal and state courts situated in Nevada only, and the Parties shall submit to the jurisdiction of such courts for all purposes hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Second Modification as of the day and year first above written.

GB SCIENCES, INC.

/s/: John Poss

Name: John C. Poss

Title: CEO

483 MANAGEMENT, LLC

/s/: Bill Moore

By: Bill Moore

Title: Member

/s/: Brian Moore

By: Brian Moore

Title: Member